Exhibit 99.1

News Release

MagneGas Signs Definitive Agreements for $2.65 Million Equipment Sale to German Company; Largest Single Sale in Company History

$2.65 Million Equipment Contract Includes Sale of Gasification System, Sterilization System, and MagneGas2® Fuel; Agreement Includes Royalties and Expansion Rights

TAMPA, Florida, January 5, 2017 /PRNewswire/ --

MagneGas Corporation ("MagneGas" or the "Company") (MNGA) a leading technology Company that counts among its inventions a patented process that converts renewable and waste liquids into MagneGas2® fuel, announced today that it has entered into its largest equipment sale to date with the signature of definitive agreements (“Agreements”) to manufacture and deliver certain equipment and supplies to a company based in Germany. MagneGas will receive $2.65 million for its proprietary Gasification and Sterilization systems and will supply MagnesGas2® fuel and cylinders.

Under the terms of the Agreements, MagneGas will manufacture and deliver: 1) A 300KW stationary Gasification system; 2) A 100KW mobile Sterilization system; 3) 250 cylinders full of MagneGas2®; and 4) 50 MagneGas regulators. A deposit of $25,000 has been received, with progress payments totaling $2.625 million to be paid over the course of the manufacturing and delivery of the various systems. The first payment of $1.35 million is due in 90 days with progress payments due thereafter with set construction and delivery milestones. In addition, the German company has indicated an interest in negotiating to purchase several additional systems for multiple markets.

The German company has indicated they will initially utilize the Gasification system to produce MagneGas2® fuel to sell into the German market with the potential of other markets coming online soon after. The Sterilization system is expected be used for demonstrations and small service contracts with the goal of entering the agriculture and municipal wastewater treatment markets in Germany.

Ermanno Santilli, CEO of MagneGas Corporation stated: “We are thrilled that our original LOI progressed so quickly to definitive agreements. We believe MagneGas2® fits very well into the European markets that have been moving towards clean and renewable fuel alternatives. This is the largest sale in the history of MagneGas and our first sale in Europe. We are looking forward to 2017 and believe this is a great start.”

The MagneGas IR App is now available for free in Apple's App Store for the iPhone or iPad http://bit.ly/AfLYww and at Google Play http://bit.ly/Km2iyk for Android mobile devices.

To be added to the MagneGas investor email list, please email pcarlson@kcsa.com with MNGA in the subject line.

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc.). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using virgin vegetable oil to produce fuel while it configures its systems to properly process waste within local regulatory requirements.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Investor Contacts:

KCSA Strategic Communications

Philip Carlson

+1-212-896-1233

pcarlson@kcsa.com / bnelson@kcsa.com